EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of October 1, 2021 (the “Effective Date”) by and between Trident Brands Incorporated, a Nevada corporation (the “Company”) and Michael Friedman (the “Executive”).

RECITALS

A. The Company desires to obtain the services of Executive under the terms and conditions set forth in this Agreement.

B. Executive desires to provide his services to the Company upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby covenant and agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Exhibit A attached to this Agreement.

2. Employment.

(a) The Company agrees to employ Executive as President and Chief Executive Officer as of the Effective Date and for the period set forth in Section 2(e) below, unless Executive’s employment is terminated sooner in accordance with this Agreement.

(b) The Company agrees to appoint Executive to be a Member of the Company’s Board of Directors (the “Board”) as of the Effective Date and for the period set forth in Section 2(e) below, unless Executive’s employment is terminated sooner in accordance with this Agreement.

(c) The Company agrees to appoint Executive as a Member of the Board of Directors of its subsidiary, Brain Armor, Inc., as of the Effective Date.

(d) Executive accepts employment and agrees to devote his time and attention to the performance of his duties as determined by the Board and to operate within the guidelines, plans and policies as may be established or approved by the Company from time to time.

(e) Executive shall commence his duties hereunder as of the Effective Date and continue in the employ of the Company until the first (1st) anniversary of the Effective Date (the “Initial Term”) or until his employment is terminated sooner as provided in this Agreement. Upon expiration of the Initial Term, this Agreement may be extended by the Company twice (2x), with each extension for an additional two (2) year periods (each a “Renewal Term”), by providing written notice to Executive not less than forty-five (45) days prior to the expiration of the Initial Term or a Renewal Term, as applicable.

(f) Executive’s place of employment shall be where Executive resides. Executive may also be required to engage in reasonable travel to other locations on Company business consistent with Executive’s position.

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3. Compensation.

(a) The Company shall pay to Executive an annual base salary of $180,000 ($15,000 monthly, and such base salary the “Base Salary”), which amount shall be prorated for any partial year and paid in accordance with the Company’s payroll practices related to its other salaried executive officers. The Parties agree that initially Executive shall be paid 50% (initially $7,500) of his monthly Base Salary in cash (or an amount to be determined and mutually agreed upon by the Parties), and 50% (initially $7,500) of his monthly Base Salary shall be accrued, until such time mutually agreed upon by the Parties. If Executive is paid less than his Base Salary during a month, then the Company shall accrue Executive’s Base Salary for the month less any amount(s) paid in cash during that month. If Executive’s employment is terminated as provided herein prior to the expiration of the Initial or the Renewal Term (if applicable), then the Company shall pay to Executive any amount of Base Salary due to Executive (including all accrued amounts of Base Salary) up through and including the date of such termination.

(b) If this or an amended version of this Agreement, or any other Employment Agreement with Executive is renewed, then the Board and Executive agree to renegotiate Executive’s Base Salary based on the growth and revenue of the Company at the time of renewal, unless such Base Salary is otherwise mutually agreed to by the Board and Executive before the conclusion of the Initial Term or Renewal Term, as applicable.

(c) Signing Bonus. The Company shall issue to Executive a signing bonus (the “Signing Bonus”) of one-million one-hundred thousand (1,100,000) restricted shares of common stock of the Company, with an estimated value of $55,000, which Signing Bonus shall be considered earned immediately upon Executive’s appointment as an executive officer and director of the Company; however, if Executive leaves the Company voluntarily or is terminated for Cause, then such Signing Bonus shares shall be subject to a Clawback by the Company, as outlined in Exhibit A. If Executive is terminated without cause, then Executive shall retain all Signing Bonus shares.

(d) Annual Bonus. Executive shall receive annual equity incentive bonuses with reasonable milestones and targets, which shall be established within three (3) months of the date of this Agreement and shall be mutually agreed upon by the Parties.

(e) Performance Bonus. Executive shall receive performance equity incentive bonuses which shall be tied to revenue, EBITDA and possibly other defined milestones and targets, which shall be established within three (3) months of the date of this Agreement and shall be mutually agreed upon by the Parties. Not withstanding the prior sentence, if an acquisition or other deal closes prior to the establishment of the aforementioned performance bonuses, then Executive shall be compensated in the form of cash and/or stock (to be determined prior to the closing of such deal) for a total of three percent (3%) of the value of the transaction. Acquisition Bonus. Executive shall receive an acquisition incentive bonuses which shall be established within three (3) months of the date of this Agreement and shall be mutually agreed upon by the Parties, If an acquisition or other deal closes prior to the establishment of the aforementioned performance bonuses, then Executive shall be compensated in the form of cash and/or stock (to be determined prior to the closing of such deal) for a total of three percent (3%) of the value of the transaction.

(f) Uplisting Bonus. If the Company is uplisted to a national stock exchange (included but not limited to the NYSE and Nasdaq) while Executive is employed by the Company, Executive shall receive an equity incentive bonus payable, which shall be established within three (3) months of the date of this Agreement and shall be mutually agreed upon by the Parties.

(g) The Company, the Board and Executive shall together use their best efforts to address, modify and amend the Company’s current Stock Option Plan within six (6) months of the Effective Date of this Agreement.

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(h) If the Company is acquired while Executive is employed by the Company, then if any all options under the new Stock incentive Plan hereunder shall immediately vest.

(i) All stock and/or options granted in this section shall be adjusted accordingly for any stock splits, stock dividends, reorganizations, reclassifications or otherwise.

4. Payment or Reimbursement of Expenses. Subject to compliance by Executive with such policies regarding expenses and expense reimbursements as may be adopted from time to time by the Company, Executive shall be paid or reimbursed for reasonable expenses actually incurred in connection with the performance of his duties under this Agreement and in the furtherance of the business and affairs of the Company. Any such reimbursement shall be made within a reasonable period after presentation by Executive of an itemized account of such expenses, accompanied by appropriate receipts satisfactory to the Company. In no event shall any expense be paid or reimbursed, unless properly accounted for to the extent necessary to substantiate the Company’s federal income tax deduction under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder or any similar state or federal law or regulation.

5. Additional Benefits.

(a) Executive shall be eligible to participate in or receive benefits under any Executive benefit plan or arrangement now or in the future made available by the Company generally to its executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing in this Agreement shall affect the Company’s right to change insurance carriers and to adopt, amend, terminate, or modify such plans and arrangements from time to time, provided that such changes apply to all Company’s executive officers generally.

(b) Executive shall be entitled to take 10 days of paid vacation during each 12-month period. No paid vacation may be carried forward from one 12-month period to another. The other terms and conditions of such vacation and all other forms of leave, including accrual rates and payout, shall be as set forth in the Company’s vacation and leave policies, as they may exist and be amended from time to time. Executive shall also be entitled to all paid holidays given by the Company in accordance with the Company’s regular paid holiday policy, as it may exist and be amended from time to time.

6. Termination. This Agreement and the Company’s obligations hereunder shall terminate as provided in Section 2(c) unless terminated earlier pursuant to this Section 6 as follows:

(a) In the event of the death or Total Disability of Executive, this Agreement shall automatically terminate as of the date of such death or Total Disability.

(b) Executive may terminate his employment at any time upon thirty (30) days’ advance written notice delivered to the Company.

(c) The Company may terminate Executive’s employment at any time, effective immediately, with or without Cause.

7. Severance.

(a) If the Company terminates Executive’s employment with the Company without Cause prior to twelve (12) months from the date of this Agreement, then the Company will pay Executive any accrued compensation and any other severance to be mutually agreed upon by the Parties within three (3) months of the date of this Agreement. If the Company terminates Executive’s employment with the Company without Cause following twelve (12) months of employment, then in accordance with Section 6(c) prior to the expiration of the Initial Term, the Company shall pay Executive a severance payment an amount equal to twelve months of Executive’s Base Salary as in effect on the date of termination, subject to subsections (c), (d), and (e).

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(b) If during the Term of this Agreement there is a CC Termination upon a Change in Control or within one year thereafter, then the Executive will be entitled to a severance payment (in addition to any other rights and other amounts payable to the Executive under Company plans in which Executive is a participant, but without duplication for any amounts due to Executive pursuant to Section 7(a)) payable in a lump sum in cash in an amount equal to the sum of: (i) the Executive’s Base Salary in effect on date of such CC Termination (or, if greater, the highest Base Salary in effect during the three year period ending on the date of such CC Termination), and (ii) the Executive’s Average Annual Bonus, subject to subsections (c), (d) and (e).

(c) Subject to Section 7(c), any severance payment payable to Executive pursuant to this Section 7 (a “Severance Payment”) will be made in a lump sum within sixty (60) days after the date Executive’s employment is terminated giving rise to such Severance Payment pursuant to Section 7(a) or (b); provided that Executive executes and delivers the release contemplated by Section 7(d) and such release becomes effective and irrevocable. If such sixty (60) day period spans two calendar years, the Severance Payment will be made in the second calendar year. However, if Executive is a “specified employee” as defined in regulations under Section 409A of the Code and the Severance Payment constitutes “nonqualified deferred compensation” that is subject to Section 409A of the Code, the Severance Payment will be made on the Company’s first payroll payment date that is more than six (6) months the Severance Payment is otherwise payable pursuant to this Agreement.

(d) Executive acknowledges and agrees the Severance Payment to which the Executive is entitled under this Section 7 is conditioned upon and subject to the Executive’s executing and delivering the general release of claims in the form attached hereto as Exhibit B by the 45th day following the Executive’s separation from service and not revoking the release within the seven (7) days after executing and delivering the release. If such forty-five (45) day period plus the seven (7) day revocation period spans two calendar years, the Severance Payment will be paid in the second calendar year. Executive’s right to the Severance Payment is further conditioned upon Executive’s continued compliance with Sections 8-11 of this Agreement. If Executive breaches any of his obligations in Sections 8-11 of this Agreement, he will immediately return to the Company any portion of the Severance Payment that has been paid to him pursuant to Section 7.

8. Covenant Not to Compete.

(a) During Executive’s employment with the Company, Executive covenants and agrees that, with respect to the entire United States of America and Canada (the “Restricted Area”), Executive shall not, directly or indirectly, for his own benefit or to the detriment of the Company or any of its Affiliates:

(i) Compete with the Company in the Business in any manner or capacity (e.g., through any form of ownership, lending relationship, or as an advisor, principal, investor, agent, partner, officer, director, manager, Executive, employer, independent contractor, consultant, member of any association or otherwise, whether or not for compensation or gain) by working for, becoming employed by, engaging in, carrying on, or providing services to any business involving the Business, unless previously disclosed to the Company. Additionally, if there is a Business opportunity that competes with the Company, then Executive must first disclose such Business opportunity to the Company. If the Company chooses to not take advantage of such Business opportunity, then Executive may proceed with such Business opportunity;

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(ii) Own, manage, operate, join or control, or participate in the ownership, management, operation or control of, a business (however structured) that carries on or engages in any manner in the Business, unless previously disclosed to the Company.

(iii) Solicit, induce or otherwise contact customers or suppliers of the Company for any purpose or manner detrimental to the Company.

The parties agree that each of the foregoing prohibitions is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that the foregoing restrictions are reasonable in both time and scope.

(b) Ownership by Executive, as a passive investment, in the aggregate of less than nine and 99/100 percent (9.99%) of the outstanding equity securities of any corporation or other entity listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market that competes or is in the same Business as the Company shall not constitute a breach of Section 8(a) of this Agreement.

9. Confidential Information.

(a) Executive hereby acknowledges that Executive may be exposed to trade secrets and confidential and proprietary information of the Company and its Affiliates, including, without limitation, all design drawings, blueprints, plans, designs, calculations, technical specifications, construction notes or other works of authorship, inventions, writings, information, data, formulas, models, photographs, and design concepts, and the like, and all other documentation developed for or relating to the Company and its Affiliates and other technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, procedures, manuals, computer programs, methods, ideas, Intellectual Property, Intellectual Property Rights, “know how” and the like), business information (development and acquisition prospects, reserve reports, materials, plans, accounting and financial information, pricing information, customer and supplier information, completion studies, expansion or acquisition opportunities, personnel records and the like) and other information designated as confidential expressly or by the circumstances in which it is provided (“Confidential Information”). Confidential Information does not include (i) information already known or independently developed by a third party recipient without the use of Confidential Information; (ii) information in the public domain through sources free of any confidentiality restriction and without any wrongful act of the recipient, or (iii) information received by the recipient from another third party who was free to disclose it.

(b) Executive hereby agrees, while employed by the Company or at any time thereafter, to keep strictly confidential and not disclose, use, divulge, publish, or otherwise reveal, directly or through any other Person, any Confidential Information of the Company and its Affiliates, except as may be necessary for Executive to perform his duties and obligations in conjunction with his employment with the Company. Executive further agrees that, upon expiration or termination of his employment with the Company for any reason, Executive will not, without the prior written consent of the Company’s Board, take any Confidential Information of the Company or its Affiliates.

(c) All written or electronic materials, records and documents made by Executive or in the possession of Executive during his employment with the Company concerning the business or affairs of the Company or its Affiliates or otherwise containing Confidential Information, or other items or property held by or for Executive, but owned or used by the Company or its Affiliates, shall be the sole property of the Company or its Affiliate, as the case may be, and, upon termination of Executive’s employment with the Company or upon the request of the Company or any of its Affiliates, Executive shall promptly deliver all of such materials, records, documents or other items of property that are then in his possession.

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(d) Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulations to any governmental agency or entity in accordance with the provisions of and the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as amended, or of any other whistleblower protection provisions of state or federal law or regulations, (ii) require notification or prior approval by the Company of any reporting described in clause (i), or (iii) limit Executive’s right to receive an award for information reported to any government agency or entity as described in clause (i).

10. Non-Solicitation of Employees. During the Restricted Period, Executive will not under any circumstances within the Restricted Area, without the express written consent of the Board, employ, solicit the employment or engagement of, or assist any other entity in employing or soliciting the employment or engagement of, any Protected Person (as defined below), recommend the employment or engagement of any Protected Person to any other business or encourage any Protected Person to terminate his or her employment relationship with the Company or any of its Affiliates. A “Protected Person” means any person who was employed by the Company or any of its Affiliates at or after the Effective Date and prior to the termination of Executive’s employment with the Company.

11. Ownership of Inventions and Other Intellectual Property.

(a) Company’s Ownership of Inventions and Other IP: Assignment. All Discovered IP Rights shall be the sole and exclusive property of the Company without additional compensation to Executive. Executive forever and irrevocably assigns to Company, without any reservation for royalties or other reservations, and free and clear of all liens, claims and encumbrances of any kind whatsoever, any Discovered IP Rights. Executive shall disclose promptly to the Company or its nominee any and all Discovered IP. Without in any way limiting the Company’s rights or Executive’s obligations under the foregoing, to the extent that a work may be deemed a “work made for hire”, Executive and the Company agree that such work (regardless of whether such work is created or authored solely by Executive or is created or authored jointly with, or with the assistance, participation or involvement of one or more other Persons) shall be a “work made for hire” and Executive hereby assigns to the Company, without any reservation for royalties or other reservations, and free and clear of all liens, claims and encumbrances of any kind whatsoever, the entire present and future right, title, claim and interest in and to all Intellectual Property Rights to such work.

(b) Executive’s Further Assurances. Whenever requested to do so by the Company, Executive shall execute, without further compensation to Executive, but at the expense of the Company, any and all applications, assignments, oaths, certifications, declarations, statements, affidavits or other instruments which the Company shall deem necessary to grant to, vest in or perfect for the Company or its nominee the right, title, claim and interest in and to the Discovered IP Rights to enable the Company or its nominee to apply for, obtain, procure, register, maintain, renew, defend and enforce Intellectual Property Rights in and to the Discovered IP, whether in the United States, Canada or any foreign country, or to otherwise protect Company’s or its nominee’s interest therein. These obligations shall continue beyond the termination of employment and shall be binding upon Executive’s assigns, executors, administrators, heirs and other legal representatives. Executive represents and warrants, and, throughout Executive’s employment with the Company, continues to represent and warrant, that Executive has not heretofore assigned, licensed or granted any right, title, claim or interest in and to the Discovered IP Rights to any other Person or entered into any agreement, commitment or undertaking in conflict with this Agreement; and that Executive shall never assign, license, or grant any right, title, claim or interest of any kind to the Discovered IP Rights or enter into any agreement, commitment or undertaking in conflict with this Agreement save and except as expressly authorized by the Company in writing. Without limiting the Company’s rights or Executive’s obligations under the foregoing, whenever requested to do so by the Company, Executive shall, without further compensation to Executive, but at the expense of the Company, do the following with respect to, for, arising out of or related to any of the Discovered IP Rights: (1) cooperate with the Company in the filing, application, procurement, prosecution, maintenance, enforcement and defense of each and every domestic or foreign patent application or application for invention or industrial rights (including, without limitation, each and every provisional, original, divisional, continuation or continuation in part patent application); patent or invention certificate (including, without limitation, any proceedings for the reissue, reexamination, renewal or extension of a patent); interference proceeding, opposition or cancellation proceeding, priority contest or public use proceedings; trade secret, trade dress, trademark or other right or benefit; (2) appear before or assist in preparations for any and all hearings, depositions or other proceedings related to any of the foregoing; and, (3) take such further actions as reasonably requested by the Company so that the Company enjoys the full extent of the assignment granted under, or other rights arising under, this Agreement. Executive represents and warrants that Executive shall never disclose to the Company, or use for the benefit of the Company, any trade secrets or other confidential information learned or obtained from Executive’s previous employers or other Persons if such disclosure or use would violate the trade secret rights or other rights of such previous employers or other Persons.

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(c) Executive’s Indemnification of Company. Executive shall indemnify, defend and hold the Company and its Affiliates, and each of the foregoing’s directors, officers, shareholders, members, managers, Executives and agents, harmless from any and all claims, demands, suits, causes of action, damages (including, without limitation, consequential damages), liabilities, losses, costs, expenses and fees (including reasonable attorneys’ fee and investigatory fees) for or arising out of or from Executive’s breach, misrepresentation or otherwise failure to fully perform, satisfy, comply and observe all of Executive’s agreements, covenants, representations, warranties, commitments, obligations or other undertakings arising under this Section 11.

(d) Executive’s Assignment of Prior Rights. Executive hereby assigns to the Company any and all Intellectual Property and/or Intellectual Property Rights related to the operations of the Company that may have inured to Executive’s benefit prior to the Effective Date.

12. Non-Disparagement. During his employment and following termination of his employment, whatever the cause, Executive agrees not to disparage, and to cause Executive’s Affiliates not to disparage, either orally or in writing, any of the Company or its Affiliates or the foregoing Persons’ business, products, services or practices, or any of the Company’s or its Affiliates’ directors, officers, agents, representatives, stockholders, partners, members, Executives, or managers.

13. Reasonable Limits. Executive acknowledges that the agreement of the Executive not to engage in the activities prohibited herein for the period of time and in the areas agreed upon herein is a substantial consideration for his employment with the Company. Executive hereby acknowledges that the above covenants are manifestly reasonable on their face and expressly agrees that they are also reasonable as to time and territorial scope and otherwise and that same are no greater than is required for the protection of the respective interests of the parties.

14. Compliance with Section 409A of the Code. The Company and Executive intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A; provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from the Executive to the Company or to any other individual or entity. Any payment to the Executive that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each payment shall be considered to be a separate payment for purposes of Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A and preserve to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Executive. Any taxable reimbursement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

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15. No Violation of Third Party Rights. Executive hereby represents, warrants and covenants to the Company that Executive: (a) shall not, during his employment with the Company, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, trade secrets, Intellectual Property or other proprietary rights); (b) is not a party to any agreement with a third party that prevents him from fulfilling the terms of employment and the obligations of this Agreement or which would be breached as a result of Executive's execution of this Agreement or performance of his employment duties; and (c) agrees to respect any and all valid obligations which Executive may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may be.

16. Resignation from All Positions. Upon the termination of the Executive's employment with the Company for any reason, Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, Executive and member of the Board (and any committee thereof) and the boards of all of its subsidiaries.

17. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by nationally recognized overnight courier, or mailed by United States certified mail, return receipt required, postage prepaid, or sent by electronic mail addressed as follows:

If to the Company to:	Trident Brands Incorporated
200 South Executive Drive
Suite 101
Brookfield, WI 53005

If to Executive to:	Michael Friedman
280 Madison Ave
Suite 1005
New York, NY 10016

18. Governing Law. The provisions of this Agreement shall be construed in accordance with the substantive local law of the State of Nevada, without consideration of the conflicts of law provisions thereof.

19. Remedies. Each party acknowledges that the other party will have no adequate remedy at law if the first party violates certain of the terms of this Agreement, and that the other party shall have the right, to the extent permitted by applicable law, in addition to any other rights or remedies it may have, to obtain from any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce the provisions hereof.

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20. Waiver. No waiver of any obligation, right or remedy under this Agreement shall be effective, unless such waiver is made in writing, specifying the terms of this Agreement. Any such waiver by either party of any of its rights or remedies hereunder on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of the exercise of any other right or remedy at any time.

21. Integration and Amendments. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding, whether written or oral, relating to such subject matter. No modification or amendment to this Agreement shall be effective or binding unless in writing, specifying such modification or amendment, executed by both of the parties hereto.

22. Severability. If any provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable, in whole or in part, such an adjudication shall not be deemed to affect the validity of the remainder of the Agreement, and all other provisions, sections and subsections of this Agreement shall be severable from every other provision, section or subsection and each constitutes a separate and distinct covenant.

23. Court Modification for Enforcement. In the event a court determines that any provisions of this Agreement are overbroad, excessive or unenforceable in any respect including but not limited to the Restricted Period, the Restricted Area, or the nature of the restrictions, then in such an event the parties agree that the court shall be permitted to modify this Agreement in order to make the restrictions more narrow and to make this Agreement enforceable in order to provide each party with the maximum restriction or restrictions allowed by law.

24. Reimbursement for Expenses. If litigation or other action is commenced between the parties concerning any dispute arising out of or relating to this Agreement, the prevailing party in the action will be entitled, in addition to any other award that may be made, to recover all court costs or other official costs and all reasonable expenses associated with the action, including without limitation reasonable attorney's fees and expenses.

25. Survival of Certain Provisions. The rights and obligations of Executive and Company under Sections 7-12 of this Agreement shall survive the expiration or termination of this Agreement.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (PDF) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile or PDF also may deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the Effective Date above.

TRIDENT BRANDS INCORPORATED

By:	/s/ Anthony Pallante
Anthony Pallante President and Chief Executive Officer

EXECUTIVE

By:	/s/ Michael Friedman
Michael Friedman

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EXHIBIT A

DEFINED TERMS

The following terms, as used in this Agreement and in any correspondence or other communications between the parties in performing or in connection with this Agreement, shall have the meaning ascribed as follows:

(a) “Affiliates” means with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling fifty percent (50%) or more of the outstanding voting securities or interests of such Person; (c) any officer, director, member, manager, trustee or (limited or general) partner of such Person or of any Person specified in (a) or (b) above; and (d) any Person in which any officer, director, member, manager, trustee or (limited or general) partner of any Person specified in (c) above is an officer, director, member, manager, trustee, or (limited or general) partner. For purposes of this definition, “control” (including, with correlative meaning, controlled by and under common control with) of a Person means the direct or indirect possession of the power to direct or cause the direction of management or policies of such Person through any means.

(b) “Average Annual Bonus” means (a) if the CC Termination occurs before the Annual Bonus is paid for the Executive’s first year of employment, 110% of the Executive’s Base Salary as in effect on the Effective Date, or (b) otherwise, the average Annual Bonus paid pursuant to Section 3(b) for the preceding three years (or such lesser number of years as the Executive may have been employed).

(c) “Business” means the business of branded consumer natural, organic and functional foods, products and beverages, and food ingredients and all activities related thereto; this excludes the liquor and spirits markets. If the Company enters into additional markets (such as liquor or spirits), then at such time the Executive and the Company shall address any potential Business conflicts.

(d) “Clawback” means that the Company can reclaim a portion of the Signing Bonus shares, if Executive leaves the Company voluntarily or is terminated for Cause during the time periods described in this Section (d). The maximum amount of Clawback shares shall be the Signing Bonus shares, 1,100,000, restricted common shares (the “Total Clawback Shares”). Such Total Clawback Shares shall decrease evenly by 91,666 restricted common shares per month for twelve (12) months (with the last month decreasing by 91,674 restricted common shares) from the Effective Date. Notwithstanding anything to the contrary contained hereunder, all of the Clawback Shares by the Company shall be subject to applicable restrictions contained in the Nevada Business Corporation Act, federal securities laws or state securities or “blue-sky” laws.

(e) “Cause,” shall mean by reason of such Executive’s: (A) conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its Affiliates or involving acts of theft, fraud, dishonesty, embezzlement, moral turpitude, or similar conduct, (B) repeated intoxication by alcohol or drugs during the performance of such Executive’s duties in a manner that materially and adversely affects the Executive’s performance of such duties, (C) malfeasance, in the conduct of such Executive’s duties, including, but not limited to, (1) misuse or diversion of funds of the Company or its Affiliates, (2) embezzlement, or (3) misrepresentations or concealments on any written reports submitted to or on behalf of the Company or its Affiliates, (D) violation of any provision of this Agreement, or (E) failure to perform the duties of such Executive’s employment or service relationship with the Company or its Affiliates after the Executive shall have been informed, in writing, of such material failure and given a period of not less than 30 days to remedy the same, or (F) failure to follow or comply with the reasonable and lawful written directives or policies of the Company or any Affiliate of the Company by which such Executive is employed or in a service relationship with.

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(f) “CC Termination” means any of the following: (a) the Executive’s employment is terminated by the Company without Cause following a Change of Control; (b) the Executive resigns as a result of a material diminution in the Executive’s authority, duties, or responsibilities, a material reduction in the Executive’s then current Base Salary or a material reduction in the Executive’s then current benefits as provided in Sections 3-4, a relocation of more than 50 miles from the Executive’s then current place of employment being required by the Board, or a material breach by the Company under this Agreement; or (c) the Executive resigns in connection with a Change in Control as a result of the Company’s failure to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company.

(g) “Change in Control” shall mean that any one of the following applies:

(i) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 40% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (i) the following acquisitions by a Person will not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; or (C) any acquisition by any Executive benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

(ii) If Executive ceases to be an officer or director of the Company.

(iii) The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock of the Company and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions to one another as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any Executive benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h) “Discover” means create, invent, originate, author, devise, engineer, formulate, develop, prototype, improve, compile, design, conceive, reduce to practice, discover, make, produce, generate or otherwise identify or document; and, other grammatical forms of the term “Discover” shall have the grammatical meaning of such form (for example, but not in limitation, “Discovered” means created, invented, etc., and “Discovery” means creation, invention, etc.).

(i) “Discovered IP” means the Intellectual Property in any way Discovered by Executive (regardless of whether such Discovery is made solely by Executive or is made jointly with, or with the assistance, participation or involvement of one or more other Persons) wherein such Discovery occurs in the scope of Executive’s employment with Company (regardless of whether or not such Discovery occurs or otherwise arises with or without the use or benefit of Company’s equipment, facilities or other resources).

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(j) “Discovered IP Rights” means the Intellectual Property Rights for the Discovered IP.

(k) “Intellectual Property” means, whether or not patentable, each and all of the following: ideas, inventions, concepts, developments, improvements, discoveries, designs, compounds, substances or other materials, formulations, compilations, designs, applets, scripts, databases, or other computer programs, firmware or software, manuals, documentation, test procedures or techniques, training materials, systems materials, other materials, reports, creations, other works of authorship, machines, apparatus, technology, prototypes, confidential information, know-how, show-how, trade secrets, methods (whether technological, business or otherwise), processes, marks, symbols, slogans, emblems, business plans and strategies or other proprietary things or information.

(l) “Intellectual Property Rights” means all worldwide rights (including, without limitation, all rights to, and to apply for, register, own, license and otherwise exploit, as well as all rights to any now or hereinafter pending applications for, issued, registered, registrations for, or otherwise existing, United States or foreign patents, industrial rights, invention certificates, copyrights, rights of authorship, trademarks, service marks, trade names, trade dress, trade secrets or other proprietary or intellectual property rights) in and to the Intellectual Property; and, without limiting the generality of the foregoing, the term “Intellectual Property Rights” also includes all present or future applied for, claimed, pending, registered or issued United States or foreign patents and all applications therefor, including, without limitation, all original, provisional, divisions, continuations, continuations-in-part and continued prosecution applications and, including, without limitation, all reissues or extensions thereof.

(m) “Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, joint venture, or other entity.

(n) “Total Disability” or “Totally Disabled” with respect to Executive, means he is unable to perform, on a full-time basis the regular activities of his employment for a period of (i) six (6) consecutive months or (ii) a total of 26 weeks during any period of 12 consecutive months; provided that authorized vacations or other leaves of absence shall not be counted. The date of Total Disability shall be the date on which the earlier of the requirements stated in (i) or (ii) of this definition are satisfied.

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